Zion Oil & Gas Newsletter
Friday, April 15, 2011
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Dear Shareholder and/or Friend of Zion...

I am pleased to advise you that the State of Israel has advised us that we will be granted a new license area on land that was previously within our (now expired) Issachar-Zebulun Permit area. The new license is termed by us the Jordan Valley License and we are excited to have received the grant of this new license area, as we believe that it holds great promise for petroleum exploration. You can read the full press release below.

The history of the new license area is, as follows. In August 2009, we were awarded a preliminary exclusive petroleum exploration permit on approximately 165,000 acres onshore Israel.  The Issachar-Zebulun Permit allowed us to conduct, on an exclusive basis through February 23, 2011, preliminary investigations to ascertain the prospects for discovering petroleum in the area covered by the permit. Unlike a license area, where test drilling may take place, no test drilling is allowed on a permit area.

On February 17, 2011, prior to the expiration of the Issachar-Zebulun Permit, we submitted an application to the Petroleum Commissioner for an exploration license on approximately 87,000 acres of land - the Jordan Valley License Application. We have now been advised that our application for that exploration license has been granted and we anticipate receiving the formal license grant soon.

In my previous update to you on April 1, 2011, I noted that we were 'directionally' drilling the Ma'anit-Joseph #3 well (meaning that we were drilling at a slight angle to the vertical) and had reached a measured depth of 16,580 feet (5,053 meters). Zion's target depth for this well is approximately 19,360 feet (5,900 meters), so we had completed approximately 85% of the drilling.

I also commented that drilling at such great depths brings with it great technical challenges and that, as I wrote, we were having to work the stuck pipe loose, although we did have full mud circulation and rotary movement on the drilling bit.

Shortly after distributing the update, it appeared that the drilling bit became stuck in a layer of shale and then (as we later found out) that the drill pipe had sheared apart, due to torsion stress. We pulled the vast majority of the pipe out of the hole (as you can see in the photograph below) leaving a 'fish' in the hole of approximately 951 feet (290 meters) in length.

As we were not able to recover the 'fish' in an economical manner, we will start a new (#2) sidetrack wellbore (with adjusted mud weight, to deal with the shale we encountered).

Clearly, drilling at over 16,400 feet (approximately 5 kilometers) deep is not a simple or easy matter and, as drilling proceeds, we have lost a lot of sleep. But, although we may have lost a battle or two, I believe that we will win the war and reach our target of approximately 19,360 feet (5,900 meters).

I agree with the words of Winston Churchill, "Sure I am of this, that you have only to endure to conquer. This is no time for ease and comfort. It is time to dare and endure" and certainly with the words of Proverbs 3:5,6.

As I write, we are making final preparations to drill the new (#2) sidetrack wellbore. As I noted in my previous update, I do believe that we have a team with all of the necessary professional skills to meet the challenges of drilling at such great depth. In my next update to you, I will give you our new estimated time to reach our target depth.

Here is this week’s operational update:

The Ma'anit-Joseph #3 Wellsite

Drilling Operations at the Ma'anit-Joseph #3 Wellsite

On February 23, 2011, directional drilling operations began on the Ma’anit-Joseph #3 sidetrack well with a kick-off point at approximately 13,220 feet (4,030 meters).

In the previous well progress update, we reported reaching a measured drill depth of 16,580 feet (5,053 meters) and noted that we had drilled deeper (stratigraphically) than the depth achieved in the original vertical hole. This depth was confirmed (by bio-stratigraphic analysis) to contain rock of Lower Triassic age, implying that we could very soon be entering our target formations in Permian age rock.

When drilling through the Lower Triassic depths, we encountered a section of rock formation with a significant tendency to cave in to the wellbore. Possibly, this caving tendency is due to unusually strong sheer forces acting on the formation. The drill string became stuck in this layer of rock and our initial attempt to free the pipe was successful.  However, in pulling the drill string out of the hole to inspect its condition, the pipe assembly again became stuck.

Despite several efforts to free the drilling assembly, it remained irretrievably stuck. Ultimately, the drill string parted deep in the hole, allowing us to retrieve all but the lowest portion of the drilling equipment.

Due to the directional geometry of the well and the location of equipment remaining in the hole, retrieving or fishing for this equipment was not economically feasible. So, the decision was made to immediately drill a second sidetrack well.

The second sidetrack well is projected to start at a depth approximately 1,000 feet (304 meters) lower than the first sidetrack well and will take advantage of the well design from the first sidetrack to minimize twists in the shape of the new well path. Also, the mud system will be further modified to address the previously unexpected sheer forces of the rock encountered in the Lower Triassic.

We are also incorporating “lessons learned” from other wells drilled through these rock formations.  The nearest well to penetrate the Lower Triassic and older rock types, however, is a distance of approximately 34 miles (55 kilometers) away from the Ma’anit-Joseph #3 well, making geologic and operational correlations between the two wells highly uncertain.

Nevertheless, our target remains the Permian geological layer, at a projected true vertical depth of approximately 19,360 feet (5,900 meters) and we are making progress.  Today, we are placing a cement plug in the bottom of the first sidetrack well and will soon "kick-off" (start drilling) the second sidetrack well.

"In your good pleasure, make Zion prosper..."
Psalm 51:18

Thank you for your support of Zion and Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata being drilled, the presence or recoverability of hydrocarbons, the sufficiency of cash reserves, ability to raise additional capital, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information
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More information about Zion is available at www.zionoil.com or by contacting Mike Williams at:

Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300, Dallas, TX 75231
telephone 1-214-221-4610
email: dallas@zionoil.com

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Zion Oil & Gas to be Awarded
New Petroleum Exploration License Onshore Israel

Dallas, Texas and Caesarea, Israel – April 14, 2011 - Zion Oil & Gas, Inc. (NASDAQ GM: ZN) reported today that the Israeli Petroleum Commissioner’s Office, on behalf of the State of Israel, has notified Zion that it will be awarded a new petroleum exploration license on land within Zion's previous (and now expired) Issachar-Zebulun Permit area. The new license has been named by Zion, the "Jordan Valley License". Zion expects to formally receive the license soon.

The Jordan Valley License area is to the east of Zion’s Joseph license area and Zion's Asher-Menashe license area and to the south of the Sea of Galilee. It traverses south along the western Jordan River Valley.

Zion’s Chief Executive Officer, Richard Rinberg, said today, “We are truly excited and very pleased that the State of Israel will award us our new Jordan Valley License. We continue to implement our exploration and drilling program and build on our progress to date. In 2011, we intend to acquire additional seismic and other geological and geophysical data in our new license area, as we endeavour to refine our potential drilling prospects in this area. Meanwhile the drilling operations at our Ma'anit-Joseph #3 well continue, as we strive for our primary target in deep Permian age rock, expected at a depth of over 19,000 feet (5,790 meters). The Ma’anit-Joseph #3 well is already one of the deepest wells ever drilled onshore Israel.”

Zion’s common stock trades on the NASDAQ Global Market under the symbol “ZN”.

Zion Oil & Gas, a Delaware corporation, explores for oil and gas in Israel in areas located on-shore between Haifa and Tel Aviv. It currently holds two petroleum exploration licenses, the Joseph License and the Asher-Menashe License, between Netanya, in the south, and Haifa, in the north, covering a total of approximately 162,000 acres.

FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding Zion’s planned operations, drilling efforts and potential results are forward-looking statements as defined in the “Safe Harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion’s homepage may be found at: www.zionoil.com

Contact:

Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
Mike Williams:
Telephone: 214-221-4610
Email: dallas@zionoil.com